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                           SCHEDULE 14A INFORMATION

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                         INLAND STEEL INDUSTRIES INC.
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[LOGO]
-------------------------------------------------------------------------------
INLAND STEEL INDUSTRIES
30 WEST MONROE
CHICAGO, ILLINOIS 60603

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                                                                   MAY 16, 1997

               SUPPORT YOUR BOARD'S COMMITMENT TO BUILD VALUE--
                      VOTE AGAINST THE GREENWAY PROPOSAL

Dear Fellow Inland Shareholder:

  The Inland Steel Industries annual meeting will take place on May 28, just a few days from now. We are writing to let you know about two important recent developments and to urge you to vote your proxy in support of your Company, and AGAINST an ill-advised proposal by Greenway Partners that Inland "spin off" its Ryerson Tull subsidiary to shareholders now.

  Yesterday, Institutional Shareholder Services (ISS), an independent advisor to numerous major institutional investors, recommended that its clients vote against the Greenway proposal. In its report, ISS said:

  "...we believe management and the Board are evaluating all of the Company's options with regard to enhancing shareholder value. We also believe management has made significant strides in improving Inland's performance over the past two years. The recapitalization process has improved the Company's balance sheet, and the capital investments made have structurally positioned the Company to further improve performance in the future."

  In fact, Greenway itself now apparently recognizes the deficiencies in its proposal and the correctness of our position, and has come up with another idea--"letter stock." The Company has evaluated this idea, in consultation with its investment banker, and concluded that, among several factors, having Inland issue letter stock linked to Ryerson Tull's earnings, on top of the stock issued by Ryerson Tull itself that is already publicly traded, would cause substantial confusion in the market. SO WE HAVE DECIDED NOT TO PURSUE IT. IN FACT, PRIOR TO EMBARKING UPON OUR PRESENT STRATEGIC COURSE, THE COMPANY AND ITS INVESTMENT BANKERS HAD EVALUATED THE POSSIBILITY OF A LETTER STOCK OFFERING AND CONCLUDED THAT IT WOULD NOT BE IN SHAREHOLDERS' BEST INTEREST.

  As the ISS report notes, your Board of Directors has carefully considered Greenway's proposal and other options for creating value for Company shareholders. The Board is unanimous in its view that shareholders will not benefit from the proposal and, accordingly, recommends that you VOTE AGAINST PROPOSAL #3. We again emphasize that the key reasons are:

  . Our strategic program to foster Operational Excellence is working. Inland has achieved three consecutive quarters of increased earnings. FURTHERMORE, WE NOW EXPECT RESULTS IN THE 1997 SECOND QUARTER TO EXCEED BOTH LAST YEAR'S SECOND QUARTER AND OUR STRONG FIRST QUARTER PERFORMANCE THIS YEAR.

  . Operational Excellence is being translated into increased shareholder value. Since March 31 of this year Inland's share price has risen over 30%--more than double the increase in the S&P 500 Index and triple that of the S&P Steel Index.

  . A spin-off of Ryerson Tull would severely limit the Company's ability to pursue other, better, options for creating value. YOUR BOARD REMAINS COMMITTED TO EXPLORING ALL VALUE-ENHANCING OPTIONS--PROVING THIS WILLINGNESS THROUGH THE STRATEGIC PROGRAM IMPLEMENTED LAST YEAR TO SPIN OFF 13% OF RYERSON TULL, PAY DOWN DEBT, FOCUS ON OPERATIONAL EXCELLENCE, AND ENGAGE IN TALKS WITH U.S. STEEL.
  . FINALLY, A RYERSON TULL SPIN-OFF AT THIS TIME WOULD BE COSTLY TO THE COMPANY. We would lose beneficial commercial synergies that exist between both companies, and, most importantly, the tax advantages we enjoy by consolidating results.

  Spin-off proposals by Greenway at other companies have been rejected by a clear majority of shareholders in every case. In fact, in its report, ISS concluded: "As with Greenway's spin-off proposals at other companies, the problem at Inland is timing. Given the fact that the Board is constantly reviewing the Company's strategic options, is open to taking action when appropriate, and has been strategically improving the operations of the Company, WE BELIEVE MANAGEMENT IS IN A BETTER POSITION TO DETERMINE THE TIMING OF ITS ACTIONS THAN IS GREENWAY. Further, we believe management has already heard the message that Greenway is hoping shareholders will send them by supporting this proposal. WE RECOMMEND A VOTE AGAINST ITEM 3."

              THE INLAND ANNUAL MEETING IS JUST AROUND THE CORNER
                  PLEASE VOTE AGAINST GREENWAY'S PROPOSAL #3
                       ON THE ENCLOSED WHITE PROXY CARD

  If you have any questions or need information on how to vote your shares properly, please call MacKenzie Partners, Inc. toll free at (800) 322-2885 or
(212) 929-5500.

  Your support of Inland Steel and our plan to increase the value of your investment is appreciated. PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD EVEN IF YOU HAVE PREVIOUSLY SENT A CARD TO BE SURE YOUR SHARES ARE COUNTED AS VOTING "AGAINST" PROPOSAL #3.

  Thank you on behalf of the Board and Management,

                                       Sincerely,
                                       LOGO
                                       Robert J. Darnall
                                       Chairman, President and
                                       Chief Executive Officer

                                                                           DRAFT
                    [LETTERHEAD OF INLAND STEEL INDUSTRIES]
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                                                    May 16, 1997

Via Facsimile and
 Overnight Courier

Dear Institutional Investor:

     You may have recently received a letter from Greenway Partners arguing that Inland should issue "letter stock" linked to the earnings of Ryerson Tull, Inc. instead of spin off Ryerson Tull as Greenway proposed in Inland's proxy statement for the 1997 Annual Meeting of Stockholders. You should know that, prior to embarking upon its present strategic course, Inland and its investment bankers evaluated the possibility of a letter stock offering and concluded it would not be in the best interest of shareholders.

     Reflecting the importance placed on shareholders' views, Inland and its investment bankers studied Greenway's idea and decided not to pursue it because, among other factors, having Ryerson Tull's earnings tracked by a letter stock issued by Inland at the same time as Ryerson Tull's own common stock is publicly traded would cause substantial confusion in the market. The Company does not believe that either Greenway's spin-off proposal or its letter stock proposal are the right steps at this time. Notably, Institutional Shareholder Services has just issued a report sharing this view and recommending a VOTE AGAINST ITEM 3 on Inland's proxy.

     A copy of my letter to Greenway and a recent press release are enclosed for your consideration. Please feel free to contact me at (312) 899-3923, or Bob Weidner at (312) 899-3607, if you have any questions.


                                Yours very truly,


                                Jay M. Gratz

cc:  Robert J. Darnall